Exhibit 10.47

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 16th day of October 2014 by and between Solutionstar Holdings LLC, a Delaware limited liability company (the “Company”) with headquarters located in the State of Texas, and Kal Raman, an individual presently residing at Kirkland, WA (“Executive”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.     SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, in the capacity of Chief Executive Officer - Solutionstar Holdings, LLC. Executive will report directly to the CEO of Nationstar Mortgage Holdings, Inc. or his designee (including his designee, the “Manager”), and also the Board of Directors of Nationstar Mortgage Holdings, Inc. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company. Executive shall have no other employment or business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will have such duties, responsibilities and authority as are prescribed by the Manager from time to time. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) engaging in personal investment activities for himself and his family that do not give rise to any conflict of interest with the Company or its affiliates, including without limitation as set forth in their respective policies and procedures, (ii) subject to prior approval of the Company, acting as a director or in a similar role for an entity unrelated to the Company if such role does not give rise to any conflict of interest with the Company if such role does not give rise to any conflict of interest with the Company or its affiliates, and (iii) engaging in charitable and civic activities, in each case described in clauses (i) through (iii) provided that such activities do not interfere with the full performance of his duties hereunder.
2.     TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the first day of Executive’s employment with the company (“the Effective Date”) and end on December 31, 2017, (the “Term”) or if earlier, the date of a termination of his employment for any reason (“Termination Date”). Effective after the expiration of the Term, to the extent of Executive’s continued employment with the Company, such employment shall be “at will,” meaning that either Executive or the Company may terminate Executive’s employment at any time and for any reason, or for no reason, without the payment of any severance or other consideration. If Executive voluntarily resigns, Executive agrees to provide 120 days advance written notice of the date of Executive’s termination of employment. If Executive’s employment is terminated without cause by the Company after the expiration of the Term, Executive shall receive such severance as may be consistent with the then current practices of the Company.

Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound by the terms and conditions set forth in Sections 6 and 7 hereof, which provisions, along with Sections 8 through 11 hereof, shall survive any such termination of this Agreement and any termination of Executive’s employment with the Company.
For a period of one year following the Termination Date, Executive agrees to reasonably assist and cooperate with the Company and its affiliates and their respective agents, officers, directors and employees with respect to the operations of the Company (and its successors and assigns) (i) on matters relating to the tasks for which Executive was responsible, or about which Executive had knowledge, before cessation of employment or which may otherwise be within the knowledge of Executive and (ii) exclusively in connection with any existing or future inquiries, disputes, litigation or investigations of any nature brought by, against, or otherwise involving the Company or its affiliates in which the Company deems Executive’s cooperation necessary, not to exceed 24 hours per month.
3.     COMPENSATION.
(a)     Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a base salary in the amount of $600,000 per annum (the “Base Salary”), payable in accordance with the Company’s payroll practices and in such installments as the Company pays its similarly situated employees, subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary shall be reviewed periodically in accordance with Executive’s annual performance evaluation and adjusted at the Company’s sole discretion; provided, however, that in no event shall the Base Salary be reduced unless similarly situated executives of the Company are required to undergo a similar reduction.
(b)    Sign-On Equity Grant. Subject to approval by the Compensation Committee of the Board of Directors of Nationstar Mortgage Holdings, Inc, (including any successor thereto, “Nationstar”) Executive will be eligible to receive, on the first day of the month following the first day of Executive’s employment (i) shares of common stock of Nationstar in an aggregate amount equal to $1,500,000 on the date of grant, and (ii) a grant of restricted stock of Nationstar in an aggregate amount of $1,500,000 on the date of grant, vesting on the one (1) year anniversary of the date of the grant (collectively, “Sign-On Equity”), subject to Executive remaining employed with the Company on such anniversary. The grant will be based on the average of the high and low sales prices of Nationstar common stock on the business day immediately preceding the grant date. All such equity awards shall be granted pursuant to Nationstar’s 2012 Incentive Compensation Plan (including any successor or amended plan, the “ICP”) in accordance with the terms thereof.

(c)     Annual Bonus Compensation. In addition to the Base Salary payable pursuant to Section 3(a) above, starting for services provided during fiscal year 2015, Executive will also be eligible to receive a bonus payment that is up to one hundred percent (100%) of Executive’s Base Salary, pro-rated for time served as an Executive of the Company during the year, as approved by the Compensation Committee of the Board of Directors of Nationstar. Such bonus will be paid as soon as practicable after Nationstar’s financial results for a fiscal year have been determined, but in no event later than March 15th after the end of the calendar year, and shall be payable only if Executive is employed by the Company in good standing on the date bonuses are paid. If Executive resigns, gives notice of his intent to resign, otherwise terminates his employment or is terminated for any reason before the date bonuses are paid, Executive forfeits all rights to any bonuses, except as expressly set forth in Sections 5(c) and (d). All such bonuses shall be determined and paid in accordance with the then-current policies and procedures of the Company and Nationstar.
(d)    Long-Term Incentive Compensation. Subject to approval by the Compensation Committee of the Board of Directors of Nationstar (including any successor thereto, the “Committee”) and Executive being employed by the Company, Executive will be awarded stock appreciation rights (“SARs”) providing for payment based on 8.5% of the appreciation in the fair market value of Solutionstar Holdings LLC if any, over the fair market value of Solutionstar Holdings LLC as of the date of the grant. The specific terms and conditions regarding the award of SARs will be detailed in a separate written document.
(e)     Withholding. All taxable compensation payable to Executive by the Company shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law, the laws of any state or locality, or by any governmental body to be collected with respect to compensation paid to an employee.
(f)     Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, if and to the extent applicable, and will be interpreted and applied in a manner consistent with that intention. Toward that end, unless permitted sooner by Section 409A of the Code, severance amounts otherwise payable within six-months after termination of employment will be deferred until and become payable on the first day of the seventh month following the Termination Date. Further, to the extent Section 409A of the Code is applicable, the phrase “termination of employment” shall have the same meaning as a “separation from service” as defined in Code Section 409A.
4.     BENEFITS AND PERQUISITES.
(a)    Retirement and Welfare Benefits. During the Term, Executive shall be entitled to all the usual benefits offered generally to the Company’s senior management, including vacation, sick time, and the ability to participate in the Company’s medical, dental, life insurance, disability and other welfare programs, and 40l(k) retirement savings plan, subject to and in accordance with the applicable limitations and requirements imposed by the terms of the documents governing such benefits, as from time to time in effect. Nothing, however, shall require the Company to maintain any benefit, plan or arrangement or provide any type or level of benefits to the Company’s employees, including Executive. During the Term, Executive shall be entitled to not less than three (3) weeks paid vacation, subject to the Company’s policies and procedures.
(b)    Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive for business purposes in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts evidencing such expenses and in compliance with such rules, policies and procedures relating thereto as the Company may from time to time adopt.
5.     TERMINATION. Executive’s employment pursuant to this Agreement shall be terminated on the earliest of (i) the date on which the Company delivers written notice that the Executive is being terminated for Disability, and (ii) the date of Executive’s death. In addition, Executive’s employment with the Company may be terminated (w) by the Company for Cause, effective on the date on which a written notice to such effect is delivered to Executive; (x) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive; or (y) by Executive for any reason.
(a)     For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall be entitled to the Accrued Benefits and shall not be entitled to any compensation or benefits other than Accrued Benefits. If the definition of “Cause” set forth below conflicts with the definition of such term (or any similar term) in any incentive plan or equity plan or agreement of the Company or any of its affiliates, the definition set forth herein shall control.
(b)     Termination by the Company without Cause
(i) Within First Twelve Months. If Executive’s employment is terminated by the Company other than for Cause within the first twelve (12) months of Executive’s Employment, then Executive shall be entitled to the Accrued Benefits and, subject to Section 5(b)(iii) below: (a) the sum of two (2) times Executive’s base salary and annual bonus opportunity, ($2,400,000) (“Severance Payments”); (b) vesting of the Sign-On Equity scheduled to vest on the one (1) year anniversary of the date of the grant as of the effective date of Executive’s termination (granted pursuant to paragraph 3(b)(ii) (“Vesting of Restricted Shares”); (c) vesting of Executive’s SARs on their regularly scheduled vesting dates over the twelve (12) months following the Termination Date and (d) continuation of Executive’s coverage under the Company’s medical plans until the earlier of (i) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (ii) twelve (12) months from the Termination Date (“Continued Benefits” and together with Severance Payments (the “Severance Compensation”)).
(ii) After First Twelve Months and before the end of the Term. If Executive’s employment is terminated by the Company other than for Cause after the first twelve (12) months of Executive’s Employment and before the end of the Term, then Executive shall be entitled to the Accrued Benefits and, subject to Section 5(b)(iii) below: (a) the sum of twelve

(12) months base salary and annual bonus opportunity ($1,200,000) (“Severance Payments”); (b) vesting of Executive’s SARs or other equity grants on their regularly scheduled vesting dates over the eighteen (18) months following the Termination Date (“Vesting of Restricted Shares”); and c) continuation of Executive’s coverage under the Company’s medical plans until the earlier of (i) the period of time it takes Executive to become eligible for the medical benefits program of a new employer (subject to Section 6(a) hereof) or (ii) twelve (12) months from the Termination Date (“Continued Benefits” and together with Severance Payments, (the “Severance Compensation”)).
(iii)    The Severance Compensation is earned by Executive’s satisfaction in full of the following: (a) Executive’s execution and return of an effective release of claims, within thirty (30) days from the date Executive’s employment is terminated, in a form adopted by the Company from time to time, which shall contain reasonable and customary terms and conditions (the “Release”); and (b) Executive’s full compliance with Sections 6 and 7 of this Agreement during the period he is receiving Severance Compensation (the “Severance Period”) and during the time period specified in Sections 6 and 7. Executive’s failure to fully comply with Sections 6 and 7 during the entire Severance Period of this Agreement and during the time period specified in Sections 6 and 7 will result in the immediate cessation of all Severance Compensation and the obligation to return any Severance Compensation previously paid or otherwise provided to Executive.
(c)    Voluntary Termination. If Executive’s employment with the Company terminates due to Executive’s voluntary termination within the first twelve (12) months of employment, then Executive shall be entitled only to the Accrued Benefits and Executive agrees to pay the Company $1,500,000 as reimbursement for the common stock granted to Executive on the first day of the month following Executive’s first day of employment. Such amount shall be due within 30 days of the effective date of Executive’s termination.
(d)    Termination upon Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability, Executive (or Executive’s estate) shall be entitled to receive (i) the Accrued Benefits, and (ii) a pro-rata bonus for that portion of the calendar year the Executive was employed by the Company. During any period that Executive fails to perform his duties hereunder as a result of Disability, Executive shall continue to receive his Base Salary and all other benefits and all other compensation pursuant to this Agreement unless and until his employment is terminated pursuant to this Section 5.
(e)    Payments in Lieu of Other Severance Rights. The payments provided in subsections (a), (b), (c) and (d) of this Section 5 shall be made in lieu of any other severance payments under any severance agreement, plan, program or arrangement of the Company.
(f)     Manner of Payment. Subject to compliance with Section 5(b)(iii) of this Agreement, the payments described in clauses (b) and (d) of this Section 5 shall be paid as follows: any Severance Payments shall commence on the 30th day following the Date of Termination, provided that the Executive’s Release is effective on that date, and be paid over a period of twelve (12) months in accordance with the Company’s payroll practices and in such installments as the Company pays its similarly situated employees, subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. Notwithstanding anything herein to the contrary, the payment of any amounts hereunder (including benefits continuation but excluding Accrued Benefits) shall cease on the date on which Executive breaches any of the restrictive covenants contained in Sections 6 or 7 of this Agreement and shall not be paid unless Executive executes the Release. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A of the Code on the Termination Date, then the payments provided herein, to the extent required by Section 409A of the Code, shall be deferred until the expiration of the applicable six-month period under Section 409A of the Code, and shall be paid immediately following the expiration of such period. Each payment hereunder shall be treated as a separate payment for such purposes.
(g)     No Mitigation. Upon termination of his employment, Executive will be under no obligation to seek other employment or earn other income in order to remain eligible for the payments and benefits set forth in this Section 5.
(h)     Code Section 280G. If Executive is entitled to receive payments and benefits under this Agreement which, if combined with the payments and benefits Executive is entitled to receive under any other plan, program or arrangement of Company or an Affiliate, would subject the Executive to an excise tax under Section 4999 of the Code, then the amounts otherwise payable to Executive under this Agreement will be reduced by the minimum amount necessary to ensure that Executive will not be subject to such excise tax.
(i)     Definitions. For purposes of this Agreement:
(i)    “Accrued Benefits” means collectively the following: (i) any earned but unpaid salary through the last day of employment, (ii) any accrued but unpaid paid time off, (iii) any reimbursable business expenses through the last day of employment, (iv) any vested benefits in accordance with the terms of the Company’s employee benefit plans or programs, and (v) any benefit continuation and/or conversion rights in accordance with the terms of the Company’s employee benefit plans or programs.
(ii)     “Cause” means (i) conviction of, guilty plea concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by Executive in connection with the Company’s or its affiliates’ business, (iii) any material breach by Executive of this Agreement (unless substantially remedied by Executive within 30 days after written notice to Executive specifying in reasonable detail the nature of the breach), (iv) any material breach of any reasonable and lawful rule or directive of the Company or the Manager, including without limitation cooperation with any regulatory investigations, inquiries or third party litigation (unless substantially remedied by Executive within 30 days after written notice to Executive specifying in reasonable detail the nature of the breach), (v) the gross or willful neglect of duties or gross misconduct by Executive, or (vi) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Company’s or the Manager’s good faith determination materially interferes with the performance of Executive’s duties under this Agreement.
(iii)     “Code” means the Internal Revenue Code of 1986, as amended.
(iv)     “Disability” means the inability of Executive to substantially perform the customary duties and responsibilities of Executive’s employment with Company for a period of at least 180 consecutive days or 180 days in any 12-month period by reason of a physical or mental incapacity which is expected to result in death or last indefinitely for the foreseeable future, as determined by a duly licensed physician appointed by the Company.
(j)     Resignation as Officer or Director. Upon termination of employment for any reason, Executive shall resign from each position (if any) that he then holds as an officer or director of the Company and any of its affiliates or otherwise by reason of his employment with the Company or any of its affiliates.
6.     RESTRICTIVE COVENANTS. The parties agree that Executive’s employment with Company involves a position of special trust and confidence wherein, in reliance upon Executive’s promises in this Agreement (including but not limited to the covenants in this Section 6 (the “Restrictive Covenants”)) Executive will be entrusted with access to the Company’s Confidential Information (as defined below) and will be given the opportunity to meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.
(a)     Noncompetition. Executive agrees that during the period of his employment with the Company and during the twenty-four (24) months following termination of Executive’s employment, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage and real estate services businesses of the Company or of any other business in which the Company is engaged at the time of Executive’s termination of employment, or which is part of the Company’s Developing Business, within states in which the Company is engaged in such business or Developing Business. For purposes of the foregoing, “Developing Business” shall mean the new business concepts and services the Company has developed and is in the process of developing during Executive’s employment with the Company. EXECUTIVE UNDERSTANDS THAT THIS SECTION 6(a) IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED FOLLOWING TERMINATION OF EMPLOYMENT. RATHER EXECUTIVE’S ENGAGEMENT IN THE CONDUCT DESCRIBED IN THIS SECTION (I) DURING EXECUTIVE’S EMPLOYMENT CONSTITUTES “CAUSE”, AND (II) FOLLOWING

TERMINATION OF EMPLOYMENT PROVIDES FOR THE IMMEDIATE CESSATION OF SEVERANCE COMPENSATION, IF APPLICABLE, AND THE OBLIGATION TO RETURN ANY POST-EMPLOYMENT COMPENSATION PREVIOUSLY PAID OR OTHERWISE PROVIDED TO EXECUTIVE.
(b)    Solicitation of Clients. Executive agrees that while Executive is employed by the Company and during the twenty-four (24) months following termination of Executive’s employment, Executive shall not directly or indirectly, solicit or induce any client of the Company to terminate his, her or its relationship with the Company, or otherwise encourage any such person or entity to sever his, her or its relationship with the Company for any reason. EXECUTIVE UNDERSTANDS THAT THIS SECTION 6(b) IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED FOLLOWING TERMINATION OF EMPLOYMENT. RATHER EXECUTIVE’S ENGAGEMENT IN THE CONDUCT DESCRIBED IN THIS SECTION (I) DURING EXECUTIVE’S EMPLOYMENT CONSTITUTES “CAUSE”, AND (II) FOLLOWING TERMINATION OF EMPLOYMENT PROVIDES FOR THE IMMEDIATE CESSATION OF SEVERANCE COMPENSATION, IF APPLICABLE, AND THE OBLIGATION TO RETURN ANY POST-EMPLOYMENT COMPENSATION PREVIOUSLY PAID OR OTHERWISE PROVIDED TO EXECUTIVE.
(c)     Solicitation of Employees and Independent Contractors. Executive agrees that while Executive is employed by the Company and for the twenty-four (24) month period immediately following the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company to terminate his, her or its employment or other relationship with the Company, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company for any reason.
(d)     Disparaging Comments. Executive agrees that Executive shall not make any disparaging or defamatory comments regarding the Company or its directors, executives or employees, or, after termination of his employment relationship with the Company, make any such comments concerning any aspect of the termination of their relationship. The obligations of Executive under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
(e)     Obligations Not Exclusive. Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company.
(f)    Use of Certain Terms. For purposes of this Section 6 and Section 7 hereof, the term “Company” refers to the Company and any incorporated or unincorporated affiliates, subsidiaries, successors or assigns of the Company, including without limitation any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason. For purposes of the time-limited, post-employment restrictions contained in this Section 6 and Section 7 hereof, a reference to a period that begins at the termination of Executive’s employment (a) refers to the end of Executive’s employment with the Company irrespective of which party ended the relationship or why, and refers to end of Executive’s continuous employment with the Company inclusive of any successor to which his employment may be transferred or assigned as a result of any reorganization, restructuring, merger or assignment of the employment relationship and (b) with respect to violations of Sections 6(c) and 6(d), shall be extended by one day for each day Executive is found to be in violation of such restrictions until such time as the Restrictive Covenants are complied with by Executive for a length of time equal to the length of time provided for herein.
(g)    Remedies. In signing this Agreement, Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under this Section 6. Executive therefore agrees that under such circumstances, the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any such breach or threatened breach of Section 6(c) or Section 6(d), without having to post bond, together with reasonable attorney’s fees incurred in enforcing its/their rights hereunder. Executive and the Company further agree that, in the event that any provision of this Section 6 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified as minimally as possible to permit its enforcement to the maximum extent permitted by law.
7.     CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (i) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (ii) any Proprietary Information (as defined below)), concerning the Company’s or any of its affiliated companies’ or customers’ practices, businesses, procedures, systems, plans or policies (collectively, “Confidential Information”), nor shall Executive utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive’s employment by the Company. Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on Executive’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public through lawful means. This confidentiality provisions shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.

Executive agrees that he shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public not in violation of this Agreement and (ii) general business knowledge and work skills of Executive, even if developed or improved by Executive while in the employ of the Company. Subject to any express restrictions set forth in applicable law, all such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by Executive to the Company. Executive’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 7 shall continue beyond Executive’s termination of employment and Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use the Company’s right to the Proprietary Information.
Executive agrees that money damages shall not be adequate to compensate the Company for any breach by Executive of the Executive’s obligations under Section 7 hereof. Accordingly, and without limiting any rights that the Company may otherwise have, Executive hereby waives the defense to any claim by the Company concerning a breach of the Section 7 hereof and agrees not to raise any such defense and that the Company shall be entitled to specifically enforce the provisions of Section 7 hereof.
8.     ASSIGNMENT. This Agreement and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. This Agreement shall automatically inure to the benefit of, and be fully enforceable by, any parent, subsidiary, affiliate, successor, or assign of the Company that Executive provides services to or is provided Confidential Information about without the need for any further action by any party. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to encumbrance by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates, successors or assigns, including without limitation in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition, spinoff, initial public offering and/or reorganization, provided that the assignee assumes the obligations of the Company hereunder. In such case, the terms and conditions hereof shall apply to Executive’s employment relationship with the necessary changes having been made. No such assignment shall be deemed to be a termination of Executive’s employment (without Cause or otherwise) for purposes of this Agreement or otherwise.
9.     GENERAL.
(a)     Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery or the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

NATIONSTAR MORTGAGE HOLDINGS INC.
350 Highland Drive
Lewisville, TX 75067
Attention: General Counsel

To Executive:

Kal Raman

________________________

_________________________

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.
(b)     Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
(c)     Entire Agreement. This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and supersedes any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.
(d)     Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
(e)     Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)     Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Texas without giving effect to principles of conflicts of law of such state.
(g)     Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
(h)     Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(i)     Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
(j)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(k)    Arbitration. Except as may be necessary for the Company (as such term is used in Sections 6 and 7 hereof) to specifically enforce or enjoin a breach of Sections 6 or 7 of this Agreement, the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services to the Company, the termination of such services or any other dispute by and between the parties hereto arising from such relationship shall be submitted to binding arbitration in Dallas, Texas according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. For purposes of enforcement of the Restrictive Covenants, the Company shall be considered a “prevailing party” if it secures injunctive relief to enforce any of the Restrictive Covenants, with or without reformation of the covenant under Paragraph 9(b) hereof or otherwise. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, to claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. In addition, if a court of law invalidates Section 9(l) hereof, then such dispute submitted to the court of law pursuant to Section 9(l) below shall also be arbitrated pursuant to the terms of this Section 9(k).
(l)    SUBMISSION TO EXCLUSIVE JURISDICTION. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN DENTON COUNTY IN THE STATE OF TEXAS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT FOR WHICH RECOURSE TO THE COURTS IS PROVIDED FOR UNDER THIS AGREEMENT OR APPLICABLE LAW. EACH OF THE PARTIES HERETO FURTHER AGREES THAT ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SECTIONS 6 AND 7 OF THIS AGREEMENT THAT IS NOT BOUND BY ARBITRATION AS PROVIDED FOR IN SECTION 9(K) ABOVE SHALL BE HEARD AND DETERMINED ONLY IN SUCH COURTS AND AGREES NOT TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT IN ANY COURT OF ANY OTHER JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF TEXAS WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 9(L). EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT EITHER OR ALL OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED

AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM.
10.     EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a patty or by which Executive is bound, AND (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with the execution, delivery or performance of this Agreement by Executive, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s written consent.
11.     COMPANY REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Company hereby represents and warrants to Executive that (a) the Company has all required power and authority to enter into, deliver, and perform its obligations under this Agreement, and (b) the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary action on the part of the Company and does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, this Agreement will be the valid and binding obligation of Company, enforceable in accordance with its terms.
12.    EFFECTIVENESS. This Agreement shall become effective as of the Effective Date, it being understood that the Executive shall have no rights hereunder and the Company shall have no duties or obligations hereunder until this Agreement shall become effective; provided, however, that this Agreement is a binding obligation which cannot be revoked or terminated by either party except as provided herein.
IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

[Signature Page Follows]

EXECUTIVE:

/s/ Kal Raman
Name: Kal Raman

SOLUTIONSTAR HOLDINGS LLC:

BY: NATIONSTAR MORTGAGE, LLC,
The Sole Member

/s/ Jay Bray
By: Jay Bray
Chief Executive Officer

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